Exhibit 10(a) - Commercial Lease Agreement between Registrant and
Colorful Avenue, Ltd. as landlord, dated September 13, 2000, in connection with a lease of the Registrant's corporate headquarters and fulfillment center in Longmont, Colorado.



                               COMMERCIAL LEASE

THIS LEASE AGREEMENT ("Lease") is made this 13th day of September 2000 ("Effective Date") by and between Colorful Avenue, Ltd., a Colorado Limited Partnership, c/o AmeriCo Realty Services, Inc., 5353 West Dartmouth Ave., #300, Denver, Colorado ("Landlord") and Concepts Direct, Inc., 2950 Colorful Ave., Longmont, Colorado ("Tenant"). Hereafter this agreement shall be referred to as the "Lease" or the "Commercial Lease".

                                  WITNESSETH:

                                    DEMISE:

Landlord does hereby lease to Tenant and Tenant hereby leases and hires from Landlord the Premises (as more particularly defined below), which includes, inter alia, approximately 117,182 square feet of building space (the "Building") and parking spaces located on the property consisting of 10.64 acres and generally known as 2950 Colorful Avenue, Longmont, Colorado, together with the exclusive right, subject to the provisions hereof, to use the Building, and all appurtenances thereto, including, but not limited to, the common areas, parking spaces, sidewalks, walkways or other areas in and around the Building. The Building, common areas, walks, ways, parking facilities and spaces, the land surrounding the Building and other areas and appurtenances are hereinafter collectively called the "Premises". The location and depiction of the Premises are depicted on Exhibit "A" attached hereto and incorporated herein. The Legal Description of the Premises is described on Exhibit "B".

Such letting and hiring is upon and subject to the terms, conditions, and covenants herein set forth, and Tenant and Landlord covenant as a material part of the consideration for this Lease to keep and perform each and all said terms, conditions, and covenants by it to be kept and performed and that this Lease is made upon the condition of such performance.

     1. PURPOSE. The Premises are to be used for the purposes of general office, merchandise warehousing and shipping and for any other purpose conforming with all applicable laws, including but not limited to zoning and local use restrictions, and subject to Section 24 hereof. Any significant change in the use of the Premises shall require the prior written approval of Landlord.

     2. TERM. The Term of this Lease shall be for a period of approximately twenty (20) years. The delivery of possession to the Tenant shall occur on the date of settlement of that certain "Contract To Buy And Sell Real Estate (Commercial) (New Loan)" between Colorful Avenue, Ltd., as Buyer and Concepts Direct, Inc., as Seller dated September 12, 2000. Tenant's responsibility to pay Rent shall commence at 12:01 a.m. on October 1, 2000, and end at 5:00 p.m., Mountain Standard Time (MST) on September 30, 2020 (the "Lease Term"). Sixty (60) days prior to the expiration of the Lease Term, Landlord shall be entitled to erect and/or install "For Rent" or "For Sale" signs upon the Premises.

     3. TENANT IMPROVEMENTS. Tenant takes possession of the Premises in an "as is" condition. Other than Landlord's repair and replacement obligations pursuant to Section 7 below, Tenant is responsible for any and all current or future Tenant improvements to the Premises.

     4. RENT. Calculation of Base and Additional Rent (defined infra, and hereafter collectively referred to as "Rent") is based upon the agreed upon square footage of the Building being 117,182 square feet. All calculations of Base Rent and Additional Rent made under the terms of this Lease shall be based upon that total square footage and shall be rounded to the next highest whole number.

     4.1 BASE RENT. The total Base Rent paid during the first year of the Lease (the "Base Rent") shall be in the amount of One million two hundred forty thousand and 00/100 Dollars ($1,240,000.00). Base Rent shall be payable in equal monthly installments of One hundred three thousand three hundred and thirty-three and 33/100 Dollars ($103,333.33) in advance on the first day of each calendar month for the twelve (12) months of the Term hereof. Thereafter, on each anniversary date of the Lease, the Base Rent shall be increased by an amount equal to three percent (3%) of the previous years Base Rent amount, and paid in equal monthly installments.

     4.2 ADDITIONAL RENT. Landlord and Tenant acknowledge that Base Rent is not intended to cover real or tangible personal property taxes, insurance, and Operating Expenses (defined below) allocable to the Premises. Therefore, all real and tangible personal property taxes, insurance, and any applicable costs in respect of the Premises that Landlord may pay to third parties, including but not limited to utilities, interior or exterior maintenance and all other charges, costs, expenses that may come due by reason of any default of Tenant, shall be deemed to be "Additional Rent", and in the event of nonpayment, Landlord shall have all the rights and remedies as herein provided for failure to pay Base Rent. Landlord shall provide all applicable supporting documentation, including, but not limited to, actual or copies of actual invoices and receipts pertaining to any cost or item that is passed through to Tenant by Landlord within ten (10) business days after Landlord's receipt of a written request from Tenant. Under no circumstance shall Landlord pass through the cost of any late fees or penalties assessed against Landlord due to the fault of Landlord.

     Tenant agrees to pay to Landlord as Additional Rent, Operating Expenses, defined below. A portion of said Additional Rent shall be payable monthly, on the first day of each month to Landlord at the address provided for notice in Section 26 below. In accordance with Exhibit D attached, at the commencement of the Lease, Tenant's estimated Additional Rent is $2.70 per square foot or $26,333.00 per month to be remitted along with the Base Rent installment. In the event actual Operating Expenses and all other applicable expenses that Landlord may suffer or incur, or that may become due by reason of any default of Tenant, exceed the estimated Additional Rent, Landlord shall have the right to assess Tenant for such expenses in excess of that amount. Tenant shall pay any such assessments within thirty (30) days of Tenant's receipt of the bill from Landlord. The obligation to make any such payments shall survive the expiration or termination of this Lease and Landlord shall have all the rights and remedies as herein provided for failure to pay amounts assessed for excess expenses as for failure to pay Base or Additional Rent when due. In the event actual Operating Expenses and all other expenses that Landlord may suffer or incur, are less than the estimated Additional Rent, Tenant shall be entitled to reimbursement of the difference. Landlord shall, not less than annually during the Term of the Lease, audit and reconcile estimated versus actual Operating Expenses and the other charges allocated to Additional Rent and the monthly Additional Rent payment shall be adjusted as set forth above. The Term "Operating Expenses", as used above, shall include but shall not be limited to all expenses paid to third parties with respect to the interior and exterior maintenance and operations of the Premises, utilities, property management and administrative fees, and installments of special assessments, which accrue against the Premises during the Term of this lease.

     4.3 LATE PAYMENTS. There shall be a late fee charged to Tenant based on 5% of the Base Rent or any Additional Rent, as described herein, that is not automatically deposited into Landlord's Rent Account (as defined below) or otherwise received by the Landlord by the fifth (5th) day of the month. Landlord and Tenant agree that the amount of this late fee as set forth above is subject to revision and shall be tied to the late fee that shall be assessed against Landlord by Landlord's lender in connection with the loan obtained by Landlord to purchase the Premises, and accordingly Landlord and Tenant shall cooperate to enter into a First Amendment to this Lease to amend the late fee, if applicable. If the late fee assessed against Landlord by Landlord's lender is the same as set forth in the first sentence of this
Section 4.3, there shall be no obligation for Landlord and Tenant to amend this Lease.

In addition, any other amounts due from Tenant to Landlord under this Lease not received when due shall bear interest from the date due until the date paid at the annual rate of five percent (5%) above the prime rate in effect from time to time during such period or, if less, the maximum amount legally permissible, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. The failure to charge or collect such interest in connection with any one or more such late payments shall not constitute a waiver of Landlord's right to charge and collect such interest in connection with any other similar or like late payments. The covenants herein to pay Rent shall be independent of any other covenant set forth in this Lease. The phrase "Prime Rate" as used in this Section and in this Lease shall mean the rate of interest quoted from time to time by Wells
Fargo National Bank (or its successor, or other comparable banking institution if Wells Fargo National Bank or its successor no longer exists) as the rate of interest charged to its most credit worthy corporate borrowers on unsecured ninety (90) day commercial loans. "Landlord's Rent Account" shall mean that certain account held in Wells Fargo Bank West, NA, 5353 West Dartmouth Avenue, Denver, Colorado 80227, ABA Number 102000076, Account No. 0534376462. Landlord reserves the right to change the Landlord's Rent Account upon sixty (60) days prior advance written notice to Tenant.

     5.  This paragraph has been intentionally left blank.

     6.  SERVICES.

         6.1 UTILITIES. Tenant shall contract and pay directly all charges for gas, water, sewer, electricity, and other utilities used by Tenant on the Premises during the Term of this Lease. Such utilities shall be separately metered and billed directly to Tenant, if possible. Any utilities expenses paid by Landlord, if any, shall be included as an Operating Expense charged to Tenant as provided in Subsection 4.2 above. Tenant shall be responsible for all telephone and telecommunications charges. Cessation of the aforesaid utilities, for any reason except the fault of Landlord or its agents and employees, shall neither render Landlord liable in any respect for damages to either person or property, be construed as an eviction or partial eviction of Tenant, work as an abatement of rent, nor relieve Tenant from fulfillment of any covenant in this Lease.

         6.2 GENERAL JANITORIAL SERVICE. Tenant shall contract for and pay directly all charges for janitorial services performed in or on the Premises during the Term of this Lease. The service shall be provided regularly during the Term of this Lease and at such times as Landlord shall reasonably require so as to maintain the quality and appearance of the Premises. Janitorial services paid by the Landlord, if any, shall be included as an Operating Expense charged to Tenant as provided in Subsection 4.2 above.

     7. MAINTENANCE OF THE PREMISES AND REPAIRS. Landlord shall keep the foundation, sewer and drainage systems, the four outer walls, the roof deck, joist and support system, and any structural support systems of the Building in good condition and repair. Landlord shall be responsible for all capital repairs and replacements of the aforesaid items. In the event that Landlord fails in its performance of any of its non-monetary obligations under this Lease such that the Tenant's operation of its business is materially adversely affected (to be determined in Tenant's reasonable discretion for a period in excess of seventy-two (72) consecutive hours, Tenant's Rent shall abate until Tenant, is able to operate its business in the Premises free of such material adverse impact.

Tenant shall keep the roof, landscaping, parking lot, sidewalks, gutters and downspouts, windows, doors, the mechanical and electrical systems, and the ventilating, heating and mechanical systems of the Building in good repair. Tenant shall also maintain, replace, repair and keep all parts of the interior of the Building (which include but are not limited to, interior wall surfaces, doors, door hardware, plumbing, electrical, mechanical equipment within the Building), in good order, operating condition and repair. If Landlord is called upon to make repairs and/or replacements that are the responsibility of the Tenant after Tenant has received written notice from Landlord and Tenant has failed to make such repairs and/or replacements in a reasonable amount of time or Tenant has failed to diligently commence the making of such repairs, Landlord may make such repairs and/or replacements and the Tenant shall promptly reimburse the Landlord for the reasonable cost and expense of such repairs incurred by Landlord. Tenant shall also keep the Premises in a clean, sanitary and safe condition in accordance with all directions, rules and regulations of any health offices, building inspectors and other proper officers of the governmental agencies having jurisdiction, and shall dispose of all trash and waste material in outside trash containers. Tenant shall comply with all applicable requirements of laws, ordinances, and other rules and regulations that affect the Premises, including the requirements of any Board of Fire Underwriters, occupational health and safety administrators or similar bodies. Tenant shall permit no injury or waste to or of the Premises, and shall, at its own cost and expense, repair damage, including replace with glass of the same quality any damaged or broken glass, including plate glass or other breakable materials used in structural portions of any interior or exterior windows and doors on the Building.
In addition, Tenant shall, at its own cost and expense, replace any light bulbs, frames, ballasts, and accessory parts thereof on the Premises that may be broken or damaged during the Term hereof. At the expiration of the Term, Tenant shall surrender the Premises broom clean in as good order as the same is on the day Tenant first opened for business to the public, reasonable wear and tear excepted. If Tenant is called upon to make repairs and/or replacements that are the responsibility of the Landlord after Landlord has received written notice from Tenant and Landlord has failed to make such repairs and/or replacements in a reasonable amount of time or Landlord has failed to diligently commence the making of such repairs and/or replacements, Tenant may make such repairs and the Landlord shall promptly reimburse the Tenant for the reasonable cost and expense of such repairs incurred by Tenant.

     8.  ALTERATIONS AND ADDITIONS.

         8.1 ALTERATIONS AND ADDITIONS. Tenant shall not make alterations (unless such alterations are an integral part of Tenant's maintenance obligations pursuant to Section 7) or additions to the exterior of the Building without the prior written consent of the Landlord, such consent not to be Building without first obtaining Landlords written consent. Tenant shall make no structural alterations (unless in the form of Tenant's repair or replacements obligations pursuant to Section 7) or additions to the interior of the Building, including equipment or appliances installed in connection with the transmission or delivery of the utilities ("Tenant Work"), without first procuring Landlord's prior written consent. Tenant may submit to Landlord a letter describing the interior alteration or addition with its location. After Landlord has reviewed such request, it may in its sole discretion, require Tenant to deliver to Landlord the plans and specifications therefor. All such plans and specifications shall be prepared by experienced professionals and shall include drawings and samples customary for any such undertaking. Any improvements proposed by Tenant, which shall entail structural changes shall require architectural and engineering plans by licensed Colorado professionals. Landlord shall have thirty (30) days from receipt of such plans and specifications to review same and either approve or disapprove them., such approval rights of Landlord not to be unreasonably withheld, conditioned or delayed If Landlord should disapprove the plans, the reasons for such disapproval shall be enumerated and Tenant shall have a period of thirty (30) days within which to resubmit such plans with the required changes. Landlord shall then have an additional fourteen (14) days to review the resubmitted plans and approve or disapprove. If disapproved, Tenant may resubmit on the same basis as its previous resubmission but it shall be obligated to pay all of Landlord's reasonable costs associated with review of the plans from the initial review until approval.

Tenant shall promptly pay for the costs of all Tenant Work regardless of the cost, and shall indemnify Landlord against liens, costs, damages, and expenses incurred by Landlord in connection therewith, including any attorney's fees incurred by Landlord, if Landlord shall be joined in any action or proceeding involving such work. Under no circumstances shall Tenant commence any such work until Landlord has been provided with certificates evidencing that all the contractors and subcontractors performing such work have in full force and effect adequate workmen's compensation insurance as required by the laws of the State of Colorado, public liability and builders risk insurance in such amounts and according to terms satisfactory to Landlord. Notwithstanding the foregoing, Tenant shall be entitled to remove its trade fixtures upon expiration of the Lease, provided Tenant has given Landlord a list of all such trade fixtures at the time of installation and Tenant removes only those fixtures identified on the list given Landlord, and provided further that Tenant repair, at its sole cost and expense, any damage to the Building caused by the removal of its trade fixtures. Throughout the Term of this Lease, Tenant may provide one or more updated lists of those trade fixtures to be removed from the Building at the expiration or earlier termination of the Lease.

All alterations, additions, improvements and fixtures, including but not by way of limitation, lighting fixtures, ducts, controls, diffusers, filters or other equipment for distribution of heating and cooling, and other personal property which may be made or installed by, for and on behalf of Tenant, upon the Building, and which in any manner are attached to the floors, walls, or ceilings shall become the Property of Landlord and shall remain upon and be surrendered with the Premises at the time of installation as a part thereof, without disturbance, molestation or injury. Any tile, linoleum or floor covering of similar character, which may be cemented or otherwise adhesively affixed to the floor of the Building shall be and become the property of Landlord absolutely upon installation. During the Term of this Lease, Tenant shall not remove or damage the Tenant's Work described in this paragraph and fixtures without the written consent of Landlord.

     8.2 PROTECTION AGAINST LIENS. At least five (5) days prior to the commencement of any work on the Premises by Tenant, Tenant shall notify the Landlord of the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of statutes such as Section 38-22-105(2) of the Colorado Revised Statutes (1973). During the progress of any such work on the Premises, Landlord or its representatives shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by Section 38-22-105(2) C.R.S. 1973 or to take any further action which Landlord may deem to be proper for the protection of Landlord's interest in the Premises.

     9.  This paragraph has been intentionally left blank.

     10. RULES AND REGULATIONS.	Tenant shall comply with the rules of the
Premises adopted by the Landlord as set forth in Exhibit "C". Landlord shall have the right at all times to make reasonable changes to the rules and regulations of the Premises.

     11. ABANDONMENT. Tenant shall not vacate or abandon the Premises at any time during the Term hereof, and if Tenant shall abandon, vacate or surrender (whether at the end of the stated Term or otherwise) the Premises, or shall be dispossessed by process of law or otherwise, then any personal property belonging to Tenant and left on the Premises shall be deemed abandoned.

     12. LIENS ON PREMISES.	Tenant shall not permit any lien to be placed
and remain on the Premises, as a result of its conduct for any reason.
Tenant shall also post notice pursuant to 38-22-101, Colorado Revised Statutes, 1973, et. seq., negating Landlord's liability for any mechanic's liens resulting from any work, labor or materials performed for or delivered at Tenant's request for incorporation into the Premises.

     13. EMINENT DOMAIN. If the Premises shall be lawfully taken or condemned (or conveyed under threat of such taking or condemnation) for any public or quasi-public use or purpose, except for temporary use, the Term of this Lease shall end upon, and not before, the date of the taking of possession by the condemning authority, and without apportionment of the award. Tenant hereby assigns to Landlord, Tenant's interest, if any, in such award. Current Rent shall be apportioned as of the date of such termination. If any part of the Premises is taken, Landlord or Tenant shall each have the option by giving the other party notice, to cancel this Lease and each party's obligations hereunder within two (2) months of the taking of possession by the condemning authority, except that if less than twenty (20%) of the Premises is taken and Tenant is able to operate its business in the Premises, to be determined in Tenant's reasonable discretion, Landlord's right to cancel this Lease shall be null and void. No money or other consideration shall be payable by Landlord or Tenant to the other for the right of cancellation, and Tenant shall have no right to share in any condemnation award, or in any judgment for damages, or in any proceeds of any sale made under any threat of condemnation or taking. In the event this Lease is not canceled, this Lease shall continue in full force and effect, without abatement or reduction of Rent due hereunder. Anything to the contrary contained herein notwithstanding, Tenant shall be entitled to receive and retain any award made to Tenant for the loss of its leasehold interest and removal and relocation of its personal property, provided the same does not diminish the award specifically made to Landlord.

     14. DAMAGE OR DESTRUCTION.

         14.1 RIGHT TO TERMINATE. In the event the Premises are damaged by fire or other insured casualty, and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust or by the Landlord's insurance company covering the Premises, the damage shall be repaired by and at the expense of Landlord to the extent of such insurance proceeds available therefor, provided such repairs can, in Landlord's sole opinion, be completed within one hundred twenty (120) days after the occurrence of such damage, without the payment of overtime or other premiums. Until such repairs are completed, the Rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business; provided, however, if the damage is due to the fault or neglect of Tenant or its employees or agents, there shall be no abatement of Rent. If repairs cannot, in Landlord's sole opinion, be made within said one hundred twenty (120) day period, Landlord shall notify Tenant within twenty five (25) days of the date of occurrence of such damage as to whether or not Landlord shall have elected to make such repairs. If Landlord elects not to make such repairs which cannot be completed within one hundred twenty (120) days, then either party may, by written notice to the other, cancel this Lease as of the date of the occurrence of such damage. Anything to the contrary contained herein notwithstanding, in that event that due to such repairs being made, the operation of Tenant's business is materially adversely affected, to be determined in Tenant's reasonable discretion for a period in excess of seventy-two (72) consecutive hours, Tenant's Rent shall abate until Tenant is able to operate its business in the Premises free of such material adverse impact, unless the damage is due to the fault or neglect of Tenant or its employees or agents in which case, there shall be no abatement of Rent. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture and furnishings or on any fixtures or equipment removable by Tenant under the provisions of this Lease, and that Landlord shall not be required to repair any injury or damage to such Tenant's property caused by fire or other cause, or to make any repairs or replacements to or of improvements installed in the Premises by or for Tenant at Tenant's cost.

         14.2 INSURANCE. Landlord covenants and agrees that, throughout the Term hereof, it will insure the Premises (excluding foundations, excavations, and other non-insurable items) and the machinery boilers, and equipment contained therein owned by Landlord (excluding any of Tenant's property) against damage by fire and extended perils coverage in the full replacement value of the Premises. Landlord will also, throughout the Term, carry public liability and property damage insurance with respect to the operation of the Premises in reasonable amounts as would be carried by a prudent owner of a similar property
     in the same locale, but in no event less than $2,000,000.00.    Tenant
     agrees to promptly pay any such insurance costs as described herein, upon presentation of such related invoice by Landlord or Landlord's agent. Notwithstanding any contribution by Tenant to the cost of Landlord's insurance premiums, as provided for in this Subsection or in Subsection 4.2 herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord, and that such insurance will be for the sole benefit of Landlord, with no coverage for Tenant for any risk insured against.

         Tenant hereby agrees to insure their own personal property with adequate levels of insurance sufficient to cover the full replacement value of all such personal property. Tenant covenants and agrees that, throughout the Term hereof, it will maintain in full place glass insurance coverage and it will insure its personal property which is located on the Premises in such reasonable amounts as would be carried by a prudent Tenant of similarly leased property in the same locale. Tenant shall also carry public liability insurance with an insurance company in a minimum amount of $3,000,000.00. Tenant shall maintain a policy of business interruption insurance during the Term of this Lease.

     15. WAIVER OF SUBROGATION. Landlord and Tenant agree that, if the interests on which they are required to obtain insurance in connection with the transaction contemplated hereby shall be damaged or destroyed during the Term by a peril insurable under a standard fire and extended coverage policy and whether or not such damage or destruction was caused by the neglect or acts of the other party, except as set forth in Subsection 14.1 above, neither party shall have any liability to the other or to any insurer of the other for, or in respect of, such damage or destruction to the extent covered by such insurance; and each party shall use commercially reasonable efforts to require all policies of material damage insurance carried by such party during the Term or any extension thereof to be endorsed with a provision in and by which the insurer designated therein shall waive its right of subrogation against the other. Landlord and Tenant shall immediately notify the other if their respective insurance companies shall not waive its right of subrogation as set forth above. The waiver of subrogation hereby required shall extend only to the risks insured by the policies required hereby.

     16. INDEMNIFICATION. Except as concerns losses paid by insurance for which Landlord is required to use commercially reasonable efforts to cause its insurance company to waive the right of subrogation as described in Paragraph 15, Tenant shall indemnify and save Landlord harmless from any liability for damages to any person or any property in or upon the Premises, including the personal property of Tenant and its employees, agents, servants, customers or other invitees, and further from any loss, cost, damage or expense (including reasonable attorney's fees) arising out of any accident or other occurrence due directly or indirectly to the negligence of Tenant, its employees, agents, servants, customers or other invitees.

Except as concerns losses paid by insurance for which Tenant is required to use commercially reasonable efforts to cause its insurance company to waive the right of subrogation as described in Paragraph 15, Landlord shall indemnify and save Tenant harmless from any liability for damages (including reasonable attorney's fees) arising out of the negligence or willful misconduct of Landlord. Landlord shall not be held liable hereunder with respect to the repair or maintenance of any portions of the Premises required to be repaired or maintained by Landlord as aforesaid (so long as Landlord's failure to perform such repair and maintenance obligations have not materially damaged or adversely affected Tenant's business operations), unless Landlord shall neglect to make such repairs or perform such maintenance after due notice in writing and a reasonable opportunity to correct the same. In addition, and notwithstanding any indemnity given hereunder, Tenant shall not hold or attempt to hold Landlord liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, or any repairs or alterations to the Premises or otherwise; or liable for any injury or damage occasioned by defective wiring or breakage or stoppage or plumbing or sewage upon the Premises, whether said breakage or stoppage results from freezing, or otherwise, unless such damage is caused by Landlord's negligence or willful misconduct. All personal property of Tenant that is kept, stored or maintained at the Premises is done so at the sole risk of Tenant only.

     17. ENTRY BY LANDLORD. Landlord and its agents shall have the right to enter the Premises at all reasonable times, upon prior notification to Tenant, for the purpose of examining and inspecting the same. If Landlord is called upon or required to supply any services to Tenant hereunder, or to show same to prospective purchasers or tenants of the Premises, and to make such alterations, repairs, improvements, or additions, whether structural or otherwise, to the Premises or to the Premises as Landlord may deem necessary or desirable. Landlord may enter the Building by means of a master key or electronic access card (in cases of emergency only), without liability to Tenant except for any failure to exercise due care for Tenant's property, and without affecting this Lease. Landlord shall use reasonable efforts on any such entry not to unreasonably interrupt or interfere with Tenant's use and occupancy of the Premises.

     18. ASSIGNMENT OR SUBLEASE. Tenant shall not assign or in any manner transfer this Lease or any interest therein, nor sublet said Premises or any part or parts hereof, nor permit occupancy by anyone without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In the event of any assignment or subletting, Tenant shall nevertheless at all times remain fully responsible and liable for the payment of the rent and for compliance with all its other obligations under the terms, provisions and covenants of this Lease. Any assignment to an affiliated company or subsidiary of Tenant shall be subject to Landlord's review and approval of the capitalization and financial condition thereof, not to be unreasonably withheld, or delayed. Any collection directly by Landlord from the assignee or subtenant shall not be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease.

     Anything to the contrary contained herein notwithstanding, Tenant may assign or sublet this lease, without obtaining the consent of Landlord to any corporation into or with which Tenant may be merged or consolidated or to any entity which shall be a parent or successor of Tenant. For purposes of this Section 18, a "successor" of Tenant shall mean the following:

     A "successor" of Tenant shall mean:

           A corporation in which or with which Tenant or its parent, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for merge or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corp-orations participating in such merger or consolidation are assumed by the corporation surviving such merger or created by such consolidation;

           A corporation acquiring this Lease and the Term hereby demised and a substantial portion of the property and assets of the Tenant, its corporate successor or assigns; or

           A corporation acquiring a majority of the issued and outstanding stock of Tenant.

     In the event of any transfer permitted hereunder which does not require Landlord's prior consent, Tenant shall nevertheless be required to furnish Landlord, within thirty (30) days of said transfer, with a copy of a fully executed Assignment and Assumption Agreement wherein the assignee agrees to assume and perform all of Tenant's obligations under the Lease and be bound by all of its terms and conditions.

     19.  DEFAULT BY TENANT.

          19.1 EVENTS OF DEFAULT. Each one of the following events is herein referred to as an "event of default":

                19.1.1 Tenant shall fail to make due and punctual payment of Rent or any other amounts payable hereunder and such failure shall continue for five (5) days after receipt of written notice from Landlord; provided, however, Tenant shall not be entitled to more than two (2) notices of a delinquency in payment during any calendar year and if thereafter during such calendar year any Rent or other amounts owing hereunder are not paid when due, a default shall be considered to have occurred even though no notice thereof is given;

                19.1.2 Tenant shall permanently vacate or abandon the Premises;

                19.1.3 This Lease, the Premises or any part or parts of the Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, and said attachment shall not be discharged or disposed of within fifteen (15) days after the levy thereof;

                19.1.4 To the extent permitted by law, the filing of any petition or the commencement of any voluntary case or proceeding by the Tenant or involuntary proceeding that is not dismissed within sixty (60) days under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; or the adjudication that the Tenant is insolvent or bankrupt, or the entry of an order for relief under the Federal Bankruptcy Code with respect to Tenant;

                19.1.5 The insolvency of the Tenant or the execution by the Tenant of an assignment for the benefit of creditors; or the convening by Tenant of a meeting of its creditors, or any class thereof, for the purposes of effecting a moratorium upon or extension or composition of Tenant's debts.

                19.1.6 Tenant shall fail to perform any of the other agreements, terms, covenants or conditions hereof on Tenant's part to be performed hereunder, and such non-performance shall continue for a period of fifteen (15) days after written notice thereof by Landlord to Tenant, or if such performance cannot be reasonably performed within such fifteen (15) day period, Tenant shall not in good faith have commenced such performance within such fifteen (15) day period and shall not thereafter diligently proceed to completion.

          19.2 REMEDIES OF LANDLORD. If any one or more events of default and the expiration of any applicable notice and cure provision shall occur, then Landlord shall have the right at Landlord's election, then or at any time thereafter, to the extent permitted by law, without demand or notice, to re-enter and take possession of the Premises or any part thereof and repossess the same as Landlord's former estate and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or breach of covenants or prior conditions. Should Landlord elect to re-enter as provided in this Subsection, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law including a proceeding for possession pursuant to Colorado's Forcible Entry and Unlawful Detainer Statutes, Landlord may, from time to time, without terminating this Lease either:

                19.2.1 In the event of any default as described under Sections 19.1.1 through 19.1.5 occurs, or a material default under Section 19.1.6 occurs, and any such default remains uncured for a thirty (30) day period, Landlord may require Tenant to either, at Tenant's option: (1) post either a surety bond in an amount equivalent to one month's Base Rent and Additional Rent, or (2) deposit with Landlord as a Security Deposit an amount equivalent to one month's Base Rent and Additional Rent, which Surety Bond or Security Deposit shall be held by Landlord. Any Security Deposit shall be interest bearing and Landlord shall invest such Security Deposit prudently in a reputable government insured financial institution and shall insure that such Security Deposit earns a commercially reasonable interest rate.

                19.2.2 Relet the Premises or any part thereof, either alone or in conjunction with other portions of the Premises of which the Premises are a part, in Landlord's or Tenant's name, but for the account of Tenant, for such Term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its sole discretion, may determine, and collect and receive the rents therefor. Landlord shall use reasonable efforts to relet the Premises after all other space available for leasing in the Premises has been let, but, Landlord shall not have any duty to lease the Premises below the then current market rental rates being obtained for competing buildings in Longmont, Colorado and shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and unlawful detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice; or

                19.2.3 Should Landlord elect to take possession of the Premises as provided in this Subsection 20.2 without terminating the Lease, Tenant shall pay to Landlord (i) the Rent and other sums as herein provided, which would be payable hereunder if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all Landlord's expenses in connection with such reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration, remodeling and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new term extends beyond the Term of the lease, or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith as provided aforesaid will be made in determining the net proceeds received from such reletting; any rent concession will be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the day on which the Rent and all other amounts owing hereunder would have been payable if possession had not been retaken and Landlord shall be entitled to receive the same from Tenant on each such day; or

                19.2.4 To give Tenant written notice of its intention to terminate this Lease on the date of such given notice, or on any later date specified therein, and on the date specified in such notice, Tenant's right to possession of the Premises shall cease and the Lease shall thereupon be terminated, except as to Tenant's liability hereunder as hereinafter provided, as if the expiration of the Term fixed in such notice were the end of the Term herein originally demised. In the event this Lease is terminated pursuant to the provision of this Subsection 19.2, or terminated pursuant to a proceeding for possession under the Colorado Forcible Entry and Unlawful Detainer Statutes Tenant shall remain liable to landlord for damages in an amount equal to the Rent and other sums which would have been owing by Tenant hereunder, for the balance of the Term had this lease not been terminated, less the net proceeds, if any, of any reletting of the premises by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such reletting, including, but without limitation, the expenses enumerated in Subsection (20.2.2) above. Landlord shall be entitled to collect such damages from Tenant monthly on the days on which the Rent and other amounts would have been payable hereunder if this Lease had not been terminated, and Landlord shall be entitled to receive the same from tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is terminated, Landlord shall be entitled to recover forthwith against Tenant as damages for loss of the bargain and not as a penalty, an amount equal to the worth at the time of termination of the excess, discounted to its present value using a discount factor of the then current rate of the 3 year U.S. securities t-bill, if any, of the amount of Rent reserved in this lease for the balance of the Term hereof. over the then reasonable rental value of the Premises for the same period plus all amounts incurred by Landlord in order to obtain possession of the Premises and relet the same, including attorneys' fees, reletting expenses, alterations and repair costs, brokerage commissions and all other like amounts. It is agreed that the "reasonable rental value" shall be the amount of rental which Landlord is able to obtain as Rent for the remaining balance of the Term.

                19.2.5 If the Tenant is deemed insolvent, Landlord shall have a first security interest in the then fair market value of Tenant's partnership interest in Colorful Avenue, Ltd. a limited partnership organized under the laws of the State of Colorado on August 8, 2000. Landlord and Tenant agree to cooperate and to negotiate in good faith the then fair market value of Tenant's partnership interest. If Landlord and Tenant are unable to agree on the fair market value, Landlord and Tenant agree to select a mutually satisfactory third party reputable and independent accounting firm or appropriate appraisal firm to determine such then fair market value and the decision of such third party accounting or appraisal firm shall be binding on Landlord and Tenant. Tenant covenants and agrees not to collateralize or encumber in any way this partnership interest at any time during the Term of this Lease. Tenant will reference this security interest whenever listing its partnership interest as an asset.

          19.3 CUMULATIVE REMEDIES. Suit or suits for the recovery of the Rent and other amounts and damages set forth hereinabove may be brought by Landlord, from time to time, at Landlord's election, and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the Term hereof would have expired by limitation had there been no such default by Tenant, or no such termination, as the case may be. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise including but not limited to suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys' fees from the date such matter is turned over to any attorney, shall also be recoverable by Landlord from Tenant.

          19.4 NO WAIVER. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition. No agreement, term covenant or condition hereof to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions, which require observance or performance by Landlord or Tenant subsequent to such termination.

     20.  SUBORDINATION.  This Lease shall be subject and subordinate to:
(a) any reciprocal easement agreements or any other easements affecting the Premises and (b) the lien of any mortgage, which Landlord may now or hereafter place upon the Premises, and all terms, conditions and provisions thereof, to all advances made, and to any renewals, extensions, modifi-cations or replacements thereof, provided Tenant's quiet enjoyment of the Premises is not disturbed. In the event that the Landlord's lender shall agree to the sale or other conveyance of the Premises pursuant to the exercise of any rights and remedies under a mortgage affecting the Premises or otherwise, such sale shall be made subject to this Lease and the rights of Tenant hereunder, provided Tenant's quiet enjoyment of the Premises is not disturbed. Tenant agrees to attorn to the Landlord's lender or such person who may acquire title as its new Landlord, and the Lease shall continue in full force and effect as a direct lease between Tenant and Landlord's lender or such other person, upon all the terms, covenants and agreements set forth in this Lease, provided Tenant's quiet enjoyment of the Premises is not disturbed. Tenant shall cooperate and use commercially reasonable efforts to execute or obtain execution of such instruments as Landlord may deem necessary to effectuate said subordination, sale, foreclosure, and adornment within ten (10) business days of Landlord's request. Such instruments may require Tenant to notify the Landlord's lender of defaults by Landlord hereunder, to make rental payments to the Landlord's lender upon proper notice, and to allow the Landlord's lender a reasonable time to cure defaults hereunder, if Landlord has not done so. Landlord shall obtain a subordination, non-disturbance and attornment agreement from the current Landlord's lender in the form attached hereto as Exhibit E within thirty (30) days of the execution of this Lease by both Landlord and Tenant, and Landlord shall use best efforts to obtain a sub-ordination, non-disturbance and attornment agreement from any future Landlord's lender, in a form substantially similar to Exhibit E or reasonably acceptable to Tenant and such Landlord's lender or other institutional lenders. The subordination of Tenant's rights hereunder to any future Landlord's lender shall be conditioned upon such future Landlord's lender's execution and delivery of a subordination, non-disturbance and attornment agreement in a form substantially similar to Exhibit E or reasonably acceptable to Tenant and such Landlord's lender or other institutional lenders. If Tenant fails to execute a subordination, non-disturbance and attornment agreement in substantially the same form as Exhibit E within ten (10) business of Landlord's request,Tenant hereby appoints Landlord as its attorney-in-fact to execute such document in Tenant's place.

     21. ATTORNEY'S FEES. In the event of any litigation or arbitration between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein. Moreover, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant (other than litigation instituted by Tenant or Landlord against the other), Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including attorney's fees, incurred by Landlord in connections therewith. To the extent permitted by law, Landlord and Tenant hereby waive the right to a jury trial in any legal action or proceeding relating to this Lease.

     22. ESTOPPEL CERTIFICATE. Tenant shall, at any time from time to time, upon not less than ten (10) business days prior written notice from Landlord, execute, acknowledge, and deliver to Landlord, to the extent true and accurate, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the Rent and other charges are paid, and acknowledging that Tenant is paying Rent on a current basis with no offsets or claims, and there are not, to Tenant's knowledge, any incurred defaults on the part of Landlord hereunder (or specifying such offsets, claims, or defaults, if any are claimed). It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrance of all or any portion of the Premises, or by any other person to whom it is delivered. Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord's performance, and that not more than two (2) months rental has been paid in advance.

     23. HOLDING OVER. In the event of holding over by Tenant after the expiration or termination of this Lease, the hold over shall be as a Tenant at will and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord on demand as rental for the period of such hold over an amount equal to one and one-half (1-1/2) the Rent which would have been payable by Tenant had the hold over period been a part of the original Term of this Lease.

     24. HAZARDOUS OR REGULATED SUBSTANCES. Tenant shall not cause or permit the use, transportation, generation, storage, treatment or disposal in the Premises of any hazardous, toxic or environmentally regulated substances ("Hazardous Substances") other than the storage for pickup and disposal as non-hazardous solid waste generated in the course of conducting Tenant's normal business operations. Tenant shall not bring onto, store, generate, treat, dispose of, or otherwise permit any Hazardous Substance on the Premises or (to the extent in the control of Tenant) in the Premises, except for the normal amounts of same which are necessary and normally used for the regular and normal cleaning of the Premises, the normal operation of its business, including copiers, fax machines and similar business machines, and the conduct of electronic and mechanical parts cleaning and other similar operations Tenant shall use all reasonable safeguards and shall comply with all applicable laws and regulations in dealing with Hazardous Substances. Tenant shall indemnify, defend and hold harmless Landlord for any damage or liability resulting from Tenant's use, transport, storage, generation, treatment or disposal any Hazardous Substance. Such indemnity shall include, without limitation, any damage or liability which arises under any federal, state, or local environmental law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. Notwithstanding any provision to the contrary in this Lease, the indemnification in this section shall survive termination of this Lease.

     25.  MISCELLANEOUS.

          25.1 REPRESENTATIONS. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties, except such as are expressed in this Lease.

          25.2 AMENDMENTS OR MODIFICATIONS. No amendment or modification of this Lease or any approvals or permissions of Landlord required under this Lease shall be valid or binding unless reduced to writing and executed by the parties hereto in the same manner as the execution of this Lease.

          25.3 SECTION HEADINGS. The section headings are inserted herein only for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions of this Lease.

          25.4 BINDING EFFECT. Subject to the provisions hereof, the benefits of this Lease and the burdens hereunder shall respectively inure to and be binding upon the heirs, successors, personal representatives and assigns of the parties.

          25.5 FORCE MAJEURE. Whenever a period of time is herein provided for either party to do or perform any act or thing, except for the payment of moneys by Tenant, there shall be excluded from the computation of such period of time any delays due to strikes, riots, acts of God, shortages of labor, delays of any municipal, governmental or quasi-governmental authority, delays by utility suppliers or any cause or causes, whether or not similar to the enumerated, beyond the parties' reasonable control or the reasonable control of their agents, servants, employees and any contractor engaged by them to perform work in connection with this Lease.

          25.6  PROPERTY TAXES.

     Personal Property Taxes. Tenant shall pay before delinquency any personal property taxes attributable to the furniture, fixtures, merchandise, equipment, or other personal property situated on the Premises. If any such personal property taxes are levied against Landlord or Landlord's property, and if Landlord pays the same (which Landlord shall have the right to do) or if the assessed value of Landlord's premises is increased by the inclusion therein of a value placed on such property, and if Landlord pays the taxes based on such increased assessment (which Landlord shall have the right to do), Tenant upon demand shall repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment.

     Real Property Taxes. Landlord shall pay, before delinquency, any real property taxes attributable to the Premises. Tenant shall not be responsible for the payment of any late fees or penalties in connection with the payment of said real property taxes if such late fees or penalties are assessed due to the fault of Landlord.

          25.7 NON-WAIVER. No waiver of a condition or covenant of this Lease by either party hereto shall be deemed to imply or constitute a further waiver by such party of the same or any other condition or covenant. No act or thing done by Landlord or Landlord's agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such surrender shall be valid unless signed in writing by Landlord. The delivery of Tenant's keys to any employee or agent of Landlord shall not constitute a termination of this lease unless a written agreement has been entered into with Landlord to this effect. No payment by Tenant, nor receipt from Landlord, of a lesser amount than the Rent herein stipulated shall be deemed to be other than on an account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment as Rent, be deemed an accord and satisfaction, and Landlord shall accept such check for payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy available to Landlord. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may collect Rent from the assignee, sub-tenant or occupant and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the covenant herein against assignment and subletting, or the acceptance of the assignee, sub-tenant or occupant as tenant, or a release of Tenant from the complete performance by Tenant of the covenants herein contained on the part of Tenant to be performed.

          25.8 EASEMENTS. Landlord shall have the right to grant any easement on, over, under and above the Premises for such purposes as Landlord determines, provided that such easements will not materially interfere with or adversely impact Tenant's business.

          25.9 TIME. Time is of the essence hereof, and each party shall perform its obligations and conditions hereunder within the time hereby required.

          25.10 UNENFORCEABILITY. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term , then and in that event it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, the parties substitute a clause or provision as similar as may be possible and be legal, valid and enforceable.

          25.11 PROVISIONS NEGOTIATED AND INDEPENDENT. Each and every provision of this Lease has been independently, separately, and freely negotiated by the parties, as if this Lease were drafted by both Landlord and Tenant. The parties, therefore, waive any statutory or common law presumption which would serve to have this document construed in favor of, or against, either party.

          25.12 INTERPRETATION AND VENUE. The terms of this Lease shall be interpreted according to the laws of the State of Colorado. Tenant consents to the enforcement by Landlord of Tenant's obligations hereunder in the District Court in and for the County of Weld, Colorado.

          25.13 LANDLORD'S EXCULPATORY. Anything contained in the Commercial Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Land and Building of which the Premises form a part, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other property or assets of Landlord shall become subject to levy, execution, attachment or other enforcement procedures for the satisfaction of Tenant's remedies. If the land and Building of which the Premises form a part are transferred or conveyed, Landlord shall be relieved of all covenants and obligations under this Lease thereafter accruing and Tenant shall look to such transferee thereafter.

          25.14 EXTRINSIC DOCUMENTS. The following written documents are attached to this Lease and incorporated as a material part of it:
     Exhibits A - E.

     26. NOTICE. All Rent and other payments required to be made by Tenant shall be payable to Landlord at the address set forth below, or at such other address as Landlord may specify from time to time by written notice. Any notice from Landlord to Tenant or from Tenant to Landlord shall be in writing and may be served personally or by mail. If served by mail, it shall be mailed by registered or certified mail, return receipt requested, or by reputable overnight carrier, addressed to Tenant or Landlord as set forth below, or at such other address as the parties may designate in writing from time to time:

          26.1 LANDLORD: Colorful Avenue, Ltd., c/o AmeriCo Realty Services, Inc., 5353 West Dartmouth Ave., #300, Denver, Colorado ("Landlord") and attention Gary Sonmore.

          26.2 TENANT: Concepts Direct, Inc., 2950 Colorful Ave., Longmont, Colorado 80504, attention J. Michael Wolfe.

     27. NO MERGER. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person or entity acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

     28. QUIET ENJOYMENT. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and applicable Laws.

     29. LIABILITY. The liability of Tenant to Landlord or Landlord to Tenant for any default by the other under the terms of this Lease shall be limited to actual direct damages only, and no consequential damages shall be allowed.

     30. ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES. IT IS EXPRESSLY AGREED BY TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE, AND WERE, NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDING STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THE LEASE AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE. IT IS LIKEWISE AGREED THAT THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY BOTH LANDLORD AND TENANT.

     Signed at Longmont, Colorado, this 13th day of September, 2000.

LANDLORD:                                      TENANT:

COLORFUL AVENUE, LTD.,                         CONCEPTS DIRECT, INC.
a Colorado limited partnership,                a Delaware corporation
By: HWS Associates, LLC,
    a Colorado limited liability company
    Its General Partner,



By:  _____________________________             By:  ________________________
     Gary Sonmore                                   J. Michael Wolfe
     Its: Member                                    Its: President






                               List of Exhibits

A:  Premises Plat and Floor Plan
B:  Legal Description
C.  Rules and Regulations of Landlord
D.  Operating Description
E.  Subordination, Non-Disturbance and Attornment Agreement